Exhibit 10.4

                             PROPOSED AMENDMENT
                                   TO THE
                         HANNAFORD CASH BALANCE PLAN

     The Hannaford Cash Balance Plan (the "Plan") was last amended and restated effective generally January 1, 1998. The Plan was thereafter amended by a First Amendment, effective generally February 18, 1998. The Plan is hereby further amended in the following respects:

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2. The first paragraph of Section 1.11 is amended to read as follows:

          "1.11 'Compensation' shall mean the basic compensation paid, before any reduction pursuant to a deferral election under a Code
     Section 401(k) Plan or a benefit election under a Code Section 125 Plan sponsored by an Employer, to a Participant by an Employer, Including compensation for incentive hours and excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, welfare benefits (other than short term disability payments), unguaranteed overtime pay, bonuses and other irregular payments."

     3. The second to the last paragraph of Section 1.23 is amended to read as follows:

          "In the case of any salaried or salaried nonexempt Employee or, with respect to service after December 31, 1982, any Driver Employee or any full-time Employee of Progressive Distributors, Inc. who is employed as a truck driver, such an Employee shall be credited with forty-five (45) Hours of Service for each week for which such Employee is required to be credited with at least one (1) Hour of Service in accordance with paragraphs (i), (ii), or (iii) of subsection (c) of this Section or in accordance with paragraph (ii) of subsection (b) of this Section."

     4. Part 2 of this Amendment shall be effective January 1, 2000, and Part 3 of this Amendment shall be effective January 1, 1998.